EXHIBIT 99.1

Contact: Garry Ridge

(619) 275-9324

Rembolt named CFO of WD-40 Company

SAN DIEGO – April 30, 2008 – WD-40 Company (Nasdaq: WDFC) announced today Jay Rembolt has been appointed chief financial officer. Rembolt has more than 20 years of public accounting and financial experience and has served as the company’s vice president, finance/controller since 2001.

Michael Irwin, who has served as WD-40 Company CFO since 2001, will now serve in a newly created position of executive vice president, strategic development, and will lead WD-40 Company’s merger and acquisition activities. “Mike has built a strong financial team in-house with solid succession planning and he will now focus his expertise and experience on the development aspect of our business,” said Garry Ridge, WD-40 Company president and chief executive officer.

“Jay’s financial background and his experience as controller, combined with his deep understanding of WD-40 Company makes him the ideal choice for CFO,” said Ridge.

Prior to joining WD-40 Company in 1997, Rembolt served in a variety of positions, including consulting roles in the tax practice of the public accounting firm Price Waterhouse LLP, now known as PricewaterhouseCoopers LLP, from 1991 to 1997.

Rembolt has a master of science in accountancy and taxation from San Diego State University and also has a master of science in executive leadership from the University of San Diego.

“In his new role, Jay will not only be responsible for overall financial reporting and performance, but also risk management and financial analysis, “ said Ridge.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40(R), and 3-IN-ONE(R), the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners, and household products 2000 Flushes(R), X-14(R), Carpet Fresh(R), Spot Shot(R) and 1001(R). WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $307.8 million in fiscal 2007. Additional information about WD-40 Company can be obtained online at http://www.wd40.com.

Additional information about WD-40 Company may be obtained on the worldwide Web at www.wd40.com.

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